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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                               Amendment No.   6

                               DUKE POWER COMPANY

                                     COMMON

                               CUSIP:  264399106

                               December 31, 1995


      Check the following box if a fee is being paid with this statement _



ITEM 5   OWNERSHIP OF 5% OR LESS OF A CLASS

         Yes

ITEM 10  CERTIFICATION:


         BY SIGNING BELOW, I CERTIFY THAT, TO THE BEST OF MY KNOWLEDGE AND BELIEF, THE SECURITIES REFERRED TO ABOVE WERE NOT ACQUIRED FOR THE PURPOSE OF AND DO NOT HAVE THE EFFECT OF CHANGING OR INFLUENCING THE CONTROL OF THE ISSUER OF SUCH SECURITIES AND WERE NOT ACQUIRED IN CONNECTION WITH OR AS A PARTICIPANT IN ANY TRANSACTION HAVING SUCH PURPOSES OR EFFECT.

                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


DATE:  February 15, 1996

FOR:   Wachovia Corporation


BY:
   -----------------------------------------
       Attorney-in-Fact
       Ricky B. Nicks, Executive Vice President
       Wachovia Operational Services Corporation
       (Authorized by Wachovia Corporation under a limited power of attorney filed with the Schedule 13G for Atlanta Gas Light Company, CUSIP 047753108, filed by Wachovia Corporation on February 15, 1996.)


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